Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO Resources, Inc. Appoints C. John Wilder as Executive Chairman and Announces

the Closing of the Services and Investment Agreement with a Subsidiary of Bluescape

Resources Company LLC

DALLAS, TEXAS, September 9, 2015, EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) announces the closing under the Services and Investment Agreement (as amended, the “Agreement”) with Energy Strategic Advisory Services LLC (“ESAS”), a wholly owned subsidiary of Bluescape Resources Company LLC (“Bluescape”). Highlights include:

•	C. John Wilder, Executive Chairman of Bluescape Resources Company LLC, has joined EXCO’s Board of Directors and been appointed EXCO’s Executive Chairman.

•	C. John Wilder and ESAS will continue to lead EXCO’s transformational strategy that focuses on six core areas: 1) liability management, 2) operational performance, 3) capital deployment, 4) risk management, 5) portfolio repositioning, and 6) performance management.

•	ESAS has purchased from EXCO 5,882,353 shares of EXCO’s common stock for a purchase price of $10 million at $1.70 per share (the ten day volume weighted average price of EXCO’s common stock as of March 30, 2015).

•	ESAS is required to own at least $23.5 million of EXCO’s common stock based on the purchase price thereof (reduced by amendment from $50 million) as of the first anniversary of the closing of the Agreement (subject to certain extensions and exceptions) by purchasing at least $13.5 million of additional shares of EXCO’s common stock through open market purchases pursuant to a Rule 10b5-1 plan that, subject to compliance with the limitations and restrictions under applicable laws, the Agreement and EXCO’s insider trading policies, (1) includes a minimum weekly purchase requirement of 10% of EXCO’s average weekly trading volume and (2) will have an effective date no later than two weeks after the first day of ESAS’s next open trading window period pursuant to EXCO’s insider trading policies.

•	All required shareholder approvals have been obtained, including approval of ESAS’ previously issued warrants to purchase up to 80,000,000 shares of EXCO’s common stock, which warrants remain outstanding subject to the previously disclosed return hurdle exercisability criteria and termination and forfeiture provisions.

C. John Wilder commented “We continue to believe EXCO has significant potential by uniting EXCO’s strong operating capabilities with Bluescape Resources Company LLC’s proven commercial and turnaround track record. By executing a long-term and disciplined performance improvement plan, EXCO can be repositioned to deliver significant value to its shareholders.”

Jeffrey D. Benjamin, EXCO Board Member, added “The Board of Directors thanks EXCO’s shareholders for the overwhelming support they demonstrated during the recent proxy process and welcomes John to his role as Executive Chairman. John has demonstrated a strong commitment to our company and this partnership is a strategic step toward working through the current commodity cycle, enhancing the value of our corporation and preparing EXCO for the future.”

Amendment to the Services and Investment Agreement

Effective as of the closing of the Agreement, EXCO and ESAS executed an amendment to the Agreement (the “Amendment”), in order to, among other things, (1) resolve any uncertainty regarding whether any condition to Closing of the Agreement has not been satisfied, and (2) reduce the possibility of any ownership change of EXCO under Section 382 of the Internal Revenue Code or any comparable provision of any state or local law as contemplated by the Agreement. In the Amendment, EXCO and ESAS agreed to (a) reduce the amount of EXCO’s common stock (based on the purchase price thereof) that ESAS and its affiliates are required to own on the first anniversary of closing, subject to certain extensions and exceptions, from $50 million to $23.5 million and (b) include the minimum purchase requirement discussed above.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Bluescape Resources Company LLC is a private, independent investment and operating company headquartered in Dallas, Texas. Bluescape Resources Company LLC is focused principally in the oil and gas and power sectors and owns major resource positions in the Appalachia region, South Texas, Kansas, Canada, and Italy. Bluescape Resources Company LLC also helps lead Parallel Resource Partners, LLC. Bluescape’s team consists of over twenty professionals with a wide variety of technical, legal, financial and commercial backgrounds.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Additional information about Bluescape may be obtained by contacting Jonathan Siegler, Executive Vice President & Chief Financial Officer, telephone number (469) 398-2205.

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Forward-looking statements are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond EXCO’s and Bluescape’s control. Historical performance of Mr. Wilder and Bluescape may not be indicative of the future performance that may be experienced by EXCO and actual results may differ materially from those predicted as a result of factors over which neither EXCO nor Bluescape have control. Such factors include, but are not limited to: continued volatility in the oil and gas markets, commodity price changes, regulatory changes and general economic conditions, and other risk factors included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.